EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Pangea Petroleum Corporation

     We consent to the incorporation by reference in the registration statement on Form S-8 of Pangea Petroleum Corporation, a Colorado corporation, of our report dated January 26, 2001, except with respect to Notes 7 and 12 to which the date is March 23, 2001, relating to the consolidated balance sheets of Pangea Petroleum Corporation, a Colorado corporation, as of December 31, 2000 and 1999 , and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999.

/s/  R. E. Bassie & Co., P.C.
Houston, Texas
January 11, 2002